                                            LEASE
AGREEMENT

THIS AGREEMENT (the "Lease") is made and entered into this 10th day of
October, 1996 by and between EMERITUS CORPORATION, a Washington corporation ("Tenant"), and LM
CHELMSFORD ASSISTED LIVING, LLC, a Massachusetts limited liability company ("Landlord").

     Section 1. THE PREMISES.

     Section 1.1. FACILITY. Landlord hereby
demises and leases to Tenant and Tenant hereby leases and takes from Landlord, the real property described in Exhibit A hereto (the "Real
Property"), together with those certain
improvements (the "Improvements") to be
constructed by Landlord thereon consisting of a senior housing Facility with assisted living services (the "Facility") as more particularly described and provided for in the Construction
Work Letter attached hereto as Exhibit B and incorporated herein by this reference (the "Work
Letter"), subject to those encumbrances and other matters of record set forth on Exhibit C attached hereto and incorporated herein by this reference
(the "Permitted Encumbrances"). The Real Property, the Improvements and the Personal Property
(defined below) shall collectively constitute the "Premises." Included within the Improvements is the non-exclusive right to use that certain
Secondary Access Road as shown on Exhibit D-1 attached hereto which is located in part on the Real Property and in part on the adjacent Lot 1
(as shown on Exhibit D) and which shall provide vehicular access for emergency vehicles to and from the Facility and Technology Drive (the
"Secondary Access Road"). Tenant's right to use the Secondary Access Road shall be shared only with those tenants and occupants of said Lot 1 as described and deDned in Section 1.5.4 below.

     Section 1.2. PERSONAL PROPERTY. Landlord hereby further demises and leases to Tenant, and Tenant hereby leases and takes from Landlord, all equipment, furniture, furnishings, and fixtures which are to be installed as part of the Improvements pursuant to the "Working Drawings and Specifications" (as that term is defined in the Work Letter) approved by Landlord and Tenant, as provided for in the Work Letter, together with any additional items added thereto from time to time by written agreement between Landlord and Tenant
(such equipment, furniture, furnishings and fixtures, together with all additions thereto or replacements thereof will hereinafter be referred to as the "Personal Property"). If any equipment, in addition to the Personal Property, is necessary or convenient to operate the Facility, all such additional equipment shall be acquired by and at the cost of Tenant and the same shall be and remain the Property of Tenant in accordance with the terms of Section 1.2.1 below.

     Section 1.2. 1. Tenant shall keep all of the Personal Property in good working order and condition at Tenant's sole cost and expense, and at the expiration or termination of the Lease Term
(as deOned below) shall return and deliver all of such Property to Landlord in good working order and condition, reasonable wear and tear excepted.
If necessary for the proper operation of the Facility, Tenant shall, during the Lease Term, replace part or all of the items of Personal
Property which have been damaged or destroyed or become worn out or obsolete, and such replacement shall be at the sole cost of Tenant, but any such equipment which has been acquired for the purpose of replacing Personal Property previously provided by Landlord shall be and remain the property of Landlord. Tenant may place additional property on the Premises (not required for replacement of property covered in this Lease), and the same shall be and remain the Property of Tenant
("Tenant's Equipment").

     Section 1.2.2. Landlord agrees upon request of Tenant to subordinate any statutory or Landlord's lien that Landlord may have to any security interest granted by the Tenant to secure a purchase money obligation or an acquisition lease of any of Tenant's Equipment acquired by Tenant pursuant to Section 1.2.1.

     Section l.3. INTENTIONALLY OMITED.

     Section 1.4. INTENTIONALLY OMITTED.

     Section 1.5. Future Development.

     Section 1.5.1. Tenant hereby acknowledges tbat an affiliate of Landlord intends (but shall not be obligated) to further develop land adjacent to the Real Property identified on Exhibit D attached hereto as "Lot 3" (the "Adjacent Land") by constructing thereon one or more buildings together with associated parking areas, driveways, utility installations and other related improvements (the "Future Development"). Tenant agrees to cooperate with ndlord's affiliate in connection with any such Future Development by providing any necessary temporary construction easements, provided that said easements do not interfere with the construction of the Improvements, unreasonably interfere with the operation of Tenant's business from the Premises, reduce the available parking for the Facility, obstruct Tenant's access to the Facility and/or interfere with the quiet enjoyment of Tenant's residents. Landlord covenants and agrees that any such Future Development shall (i) be of the same or better quality of construction as the Improvements constructed hereunder, (ii) consist of an architectural style and appearance which would be compatible and aesthetically consistent with the appearance of the Improvements constructed hereunder, (iii) not result in any relocation or decrease in the parking facilities constructed hereunder for the Improvements, all of which parking hereunder shall remain for the exclusive use of the Facility, (iv) not result in any additional cost or expense to Tenant, and (v) not create or result in, any noncompliance of the Facility or associated improvements with any statutes, codes, regulations, ordinances, or orders of any agencies which regulate or are responsible for approving or accrediting senior housing with assisted living services (and assisted Ihing specifically) or which may be at any time applicable to any portion of the Premises or any use thereof. T qndlord agrees that its affiliate shall not deliver a substantially completed Future Development to the occupant thereof within one year of the Rent Commencement
Date hereunder, nor permit any marketing of said
Future Development facility within said one year period. Any failure by the owner and/or operator of the Adjacent Land to comply with the provisions of Sections 1.5.1 and 1.5.2 (it being the responsibility of the Landlord to notify any such owner and operator of the same) shall be deemed a default by Landlord hereunder.

     Section 1.5.2. Tenant shall, at no time, have any responsibility whatsoever with respect to the maintenance of the Adjacent Land. Until such time as the Adjacent Land has been improved with the Future Development, Landlord covenants and agrees, at Landlord's sole cost and expense, to perform routine weed abatement and trash removal as necessary to keep and maintain the Adjacent Land in a clean and sightly condition. In connection with Landlord's design and construction of the Future Development, Landlord shall cause the Future Development to be professionally landscaped consistent with the quality of landscaping installed for the improvements hereunder. Upon completion of the Future Development, Landlord shall cause its aff'liate to keep and maintain or shall cause the occupant of the Future Development or any successor to Landlord's affiliate's interest therein, to keep and maintain, all such landscaping installed at the Adjacent Land in a good and sightly condition. Any failure by the owner and/or operator of the Adjacent Land to comply with the provisions of Sections 1.5.1 and
1.5.2 (it being the responsibility of the Landlord to notify any such owner and operator of the same) shall be deemed a default by Landlord hereunder.

     Section 1.5.3. As an alternative to Sections
1.5.1 and 1.5.2 hereof, at Landlord's election, but in any event upon the sale of the Adjacent
Land, Landlord shall cause its aff'liate to record in the coungr recorder's offce, prior to said sale, restrictive covenants consistent with the provisions of Sections 1.5.1 and 1.5.2 and in form and substance reasonably approved by Tenant. Upon the recording of such restrictive covenants, as reasonably approved by Tenant, Sections 1.5.1 and
1.5.2 shall be of no further force or effect and shall be automatically deemed deleted from this Lease.

     Sectior1 1.5.4. Tenant hereby acknowledges that Landlord reserves the right to grant to any owner or occupant of Lot 1 (as shown on Exhibit D) a non-exclusive easement over the Secondary Access
Road shown on Exibit D-1 attached hereto permitting the owner or occupant of Lot 1 to use such Secondary Access Road for emergency vehicles and for delivery vehicles, provided that the owner/occupant of Lot 1 shall be responsible for marntenance of the Secondary Access Road, including the portion located on the Real Property and that the owner of Lot 1 grants for the benefit of Lot 2 non-exclusive easement rights to use the portion of such Secondary Access Road located on Lot 1 for emergency vehicles. The terms of such easement shall be subject to the reasonable approval of Tenant.

     Section 1.5.5. Tenant hereby acknowledges that Landlord reserves the right, but only in the event that Lot 4 has not been provided with access to a public road approved by the Chelmsford
Planning Board, to grant to any owner or occupant of Lot 4, as shown on Exhibit D, the non-exclusive right of access over the driveway serving the Premises as shown on Exhibit D-1 as well as the right to extend such driveway to Lot 4 as shown on Exhibit D (at no expense to Tenant), provided that such easement imposes on the grantee the obligation to share in maintenance costs of the shared driveway located on the Premises on a pro rata basis based on the number of units constructed on Lot 4 in relation to the total number of units constructed, in the aggregate, on the Premises and Lot 4. The terms of such easement shall be subject to the reasonable approval of Tenant.

     Section 2. TERM.

     Section 2.1. INITIA1 LEASE TERM. Subject to the provisions of Section 2.1.1, the term of this Lease shall commence on the date of execution as first set forth above (the "Commencement Date") and shall continue for a period of twenty (20) years following the "Rent Commencement Date" (as that term is defined below), subject to (i) the right of Tenant to extend the term as provided for in Section 2. 1.1 below and (ii) any earlier termination by either party, as permitted herein
(the "Initial Lease Term"). Notwithstanding the foregoing, in the event the Lease Term expires on any day other than the last day of a calendar month, the Lease Term shall be automatically extended by the number of days necessary to cause the Lease Term to expire on the last day of the month.

     Section 2.1,.1. Tenant shall have the right to renew this Lease beyond the Initial Lease Term for two (2) successive ten (10) year renewal terms
(the "Renewal Terms" and together with the Initial
Lease Term, the "Lease Term") by giving notice of the exercise of its renewal option at least fifteen (15) months prior to the expiration of the Initial Lease Term with respect to the exercise of the first such renewal option, and at least fffteen (15) months prior to the expiration of the ffrst Renewal Term with respect to the exercise of the second renewal option. In the event Tenant is in default on the date of the giving of notice of its intent to renew the Lease, the notice shall be ineffective; in the event Tenant is in default on the date the applicable Renewal Term is to commence, then the Renewal Term shall not commence and this Lease shall expire as of the end of the Initial Lease Term or the applicable Renewal Term.
Tenant shall have no right to renew this Lease beyond the expiration of the final Renewal Term.
During each Renewal Term all of the terms and conditions of this Lease shall continue to apply, except that there shall be an adjustment to the amount of Basic Rent as provided for in Section
3.4 below.

     Section 2.2 RIGHT TO TERMINATE. Landlord acknowledges and understands that it is Tenant's intent that this Lease comply with Rule 13 of the Financial Accounting Standards Board ("FASB 13") in order to permit Tenant, for accounting purposes, to treat this Lease as an operating lease; except as explicitly provided in this
Section 2.2, Tenant's intent to comply with FASB
13 shall not affect any of the rights or obligations of Landlord and Tenant as set forth in this Lease. For that purpose, Landlord hereby agrees that, notwithstanding anything to the contrary contained herein, Tenant may elect to terminate this Lease effective as of the expiration of the sixteenth (16th) Lease Year of the Term by giving Landlord written notice of its election not later than the expiration of the ninth (9th) Lease Year of the Term (the
"Termination Notice"). Tenant shall not, however, have the right to terminate this Lease if Tenant shall be in default hereunder either at the time of delivery of the Termination Notice or as of the effective date of termination. If Tenant fails for any reason to deliver the Termination Notice by the expiration of the ninth (9th) Lease Year, Tenant's right to so terminate this Lease shall not have expired or be deemed to have been waived until such time as (i) Landlord not)fies Tenant in writing that the date for the delivery of the Termination Notice is past due (the "Reminder
Notice") and (ii) Tenant shall have failed, within thirty (30) days following Tenant's receipt of the Reminder Notice, to have delivered to Landlord the Termination Notice. In the event Tenant exercises its right to terminate this Lease pursuant to the foregoing, Landlord shall have the right, exercisable by written notice to Tenant, to select an effective termination date earlier than the expiration of the sixteenth (16th) Lease Year (the
"Early Termination Effective Date'), provided that the Early Termination Effective Date shall not be earlier than the date one hundred twenty (120) days following the date Tenant receives Landlord's written notice designating said Early

Termination Effective Date. The parties further acknowledge that this Lease is being entered into in conjunction with those certain three (3) other
Lease Agreements, one of which relates to a parcel of real property located in Rocky Hill, Connecticut and is by and between Tenant and LM
Rocky Hill Assisted Living Limited Partnership, a
Delaware limited partnership (the "Rocky Hill
Lease") one of which relates to a parcel of real property located in Auburn, Massachusetts and is by and between Tenant and LM Auburn Assisted
Living LLC, a Massachusetts limited liabiliq company (the "Auburn Lease"), and the third of which relates to a parcel of real property located in Louisville, Kentucky and is by and between Tenant and LM Louisville Assisted Living LLC, a
Delaware limited liability company (the
"Louisville Lease"). The Rocky Hill Lease, Auburn
Lease and the Louisville Lease each include a provision comparable to this Section 2.2 which -permits Tenant to terminate each such lease early. The exercise by Tenant of its right to terminate any of the Rocky Hill Lease, Auburn
Lease and/or the Louisville Lease pursuant to any such comparable provision thereof shall also be deemed an election by Tenant to terminate the Term of this Lease pursuant to the terms of this
Section 2.2 regardless of whether or not Tenant has delivered the Termination Notice hereunder and a termination of this Lease pursuant to this
Section 2.2 shall operate to terminate each of the Rocky Hill Lease, Auburn Lease and the Louisville
Lease

     Section 3.  RENT

     Section 3.1. BASIC RENT. During the Initial
Lease Term, the annual rent due hereunder (the
"Basic Rent") shall be determined according to the following formula:

                                    Basic Rent =
TPC x CR x DC

     "TPC" means the "Total Project Cost" as that term is defined in the Work Letter which amount is $6,900,000.

     "CR" means a coverage ratio of 1.20.

     "DC" means a debt constant equal to the
greater of (a) 9.64% and (b) Landlord's costof funds calculated at the time Landlord secures a commitment for permanent financing which meets the following criteria: (i) interest shall be at a fixed rate, (ii) the loan shall be non-recourse to Landlord, subject to customary exceptions (e.g.
recourse for environmental liability and violations of the American Disabilities Act),
(iii) the term of the loan shall be for 10 years,
(iv) the loan shall be amortized over a term of 22 years, (v) the principal amount of the loan shall be not more than one hundred percent (100%) of the Total Project Cost. Landlord shall keep Tenant apprised with respect to its efforts to secure permanent financing and Tenant may participate in the process of obtaining such financing.

     The parties hereto agree that when all the components of the above formula are known, the parties hereto shall execute a written memorandum setting forth the Basic Rent.

     Section 3.1.1. The obligation to pay the Basic Rent and Additional Rent shall commence on the earlier of (i) the date of Substantial
Completion or (ii) the date upon which Tenant moves into the Facility and commences to occupy the Premises (other than for the purpose of constructing any tenant improvements) (the "Rent
Commencement Date"). Basic Rent shall be paid in advance in equal monthly installments on the tenth day of each month; provided, however, that the first monthly payment shall be due on the tenth day after the Substantial Completion, For purposes of this Lease, a Lease Year shall be the twelve
(12) month period commencing on the date of Substantial Completion. In the event the date of Substantial Completion shall be other than the first day of the month, Tenant shall pay to Landlord a pro rata portion of rent for the month.

     Section 3.1.2. Notwithstanding any other provisions of this Lease Agreement to the contrary, from and after the Rent Commencement
Date until the Maturity Date of Landlord's construction loan, to the extent that Tenant's Net
Operating Income from the Facility is less than the monthly Basic Rent owed to Landlord (the difference being the "Net Operating Deficiency"), after Tenant demonstrates in writting to Landlord's reasonable satisfaction that Tenant has used $250,000 of Tenant's own funds to make up operating deficits, Tenant shall have the right to pay to Landlord in full satisfaction of its monthly Basic Rent obligation (subject to the provisions of this Section 3.1.2), its monthly Net
Operating Income from the Facility for the prior month and Landlord may draw down the balance of its monthly Basic Rent from "Rent up Reserve
Funds" (as hereinafter defined). The "Rent-up
Reserve Funds" shall mean the amount of Two
Hundred Fifty Thousand Dollars ($250,000), set aside by Landlord's constrution lender for such purpose and funded on a monthly basis upon requisitions by Landlord with proceeds from Landlord's construction loan. Tenant's right pursuant to this Section 3.1.2 to pay less than the full monthly Basic Rent then due (a) shall be contingent upon Landlord's construction lender's actual funding of the Rent-up Reserve Funds and the continued availability thereof based on the construction lender's requirements and conditions set forth in the pertinent loan documents and (b) shall automadcally terminate upon the depletion of the Rent-up Reserve Funds or if for any other reason any or all of such Rentup Reserve Funds become unavailable to Landlord. If in any month, Tenant has paid its monthly Net Operating Income from the previous month but Landlord is unable to draw the remaining Basic Rent due from the Rent-up
Reserve Funds, then Tenant shall pay to Landlord such remaining Basic Rent due within five (5) days of written notice from Landlord. If such Rent-up
Reserve Funds become unavailable to Landlord as a result of a default in its construction loan, which default is not caused by the default of Tenant hereunder, then Basic Rent shall be adjusted prospectively (i.e., from the date such funds become unavailable due to such Landlord default) (but not retroactively) by reducing Total
Project Cost by such portion (or all) of the $250,000 Rent-up Resene Funds as are not available to Tenant. If the Rent-up Reserve Funds are temporarily unavailable due to a Landlord default, but such funds become available again due to Landlord's cure, then Basic Rent shall not be adjusted. In the event that, during the term of Landlord's consttuction loan, Net Operating Income is equal to or greater than the monthly Basic Rent so that there is no longer a monthly Net Operating
Deficiency, prior to the full disbursement of the Rent-up Reserve Funds, then Tenant may direct
Landlord to, and upon receipt of said direction from Tenant Landlord shall draw down any unfunded amount of the Rent-up Reserve Funds to reimburse
Tenant for amounts expended by it for Operating deficits prior to its exercise of rights under this Section 3.1.2. In the event that Tenant elects not to draw down the full $250,000 Rent-up
Reserve Funds, then Tenant shall so notify
Landlord and Total Project Cost shall be reduced by the amount which Tenant elects not to draw down and Basic Rent shall be adjusted prospectively
(but not retroactively), provided that once Tenant has so modfied Landlord, it may not thereafter have the benefit of this Section 3.1.2. In any month where the Tenant exercises its rights under this Section 3.1.2,its payment of its monthly Net
Operating Income from the previous month shall be accompanied by an accounting of income and expenses for such previous month, certified by the President of Tenant as true and correct and calculated in compliance with generally accepted accounting principles, consistently applied. For purposes of this Section, "Net Operating Income" shall mean Tenant's net income from continuing operations at the Facility before debt service
(which net income shall not include depreciation, amortization, non cash expenses, or any extraordinary or non-recurring items of income or loss).

     Section 3.2. PAYMENT OF BASIC RENT. Except as specifically provided for herein, the Basic Rent shall be payable without offset, abatement or other deduction to Landlord at the address set forth in Section 16, or to such other person, fum or corporation at such other address as Landlord may designate by notice in wridag to Tenant.

     Section 3.2.1. This Lease is intended to be triple net to Landlord, and Tenant shall pay to Landlord, net throughout the Inidal Lease Term and any Renewal Term, the Basic Rent prescribed by
Section 3.1. free of any offset, abatement, or other deduction, except as may be expressly set forth herein. Except as may otherwise be expressly set forth herein, Landlord shall not be required to make any payment of any kind with respect to the Premises and Tenant agrees to pay as they become due and payable all costs, expenses, and obligations of every kind relating to the Premises whether usual or unusual, ordinary or extraordinary, foreseen or unforeseen, which may arise or become due following the Rent
Commencement Date (the "Additional Rent"). (Basic
Rent and Additional Rent are somedmes referred to collecdvely herein as "Rent"). Notwithstanding the foregoing, Landlord shall be responsible for making all payments due with respect to any mortgage or deed of trust secured by the Premises (the "Facility
Mortgage"), and all income taxes assessed against Landlord, and all estate, succession or inheritance taxes of Landlord.

     Section 3.2.2. This Lease shall continue in full force and effect, and the obligations of Tenant hereunder shall not be released, discharged or otherwise affected except as specifically set forth in (i) Section l0, regarding damage to or destruction of the Premises or any part thereof,
(ii) Section 11, regarding the taking of the Premises or any part thereof by condemnation, requisition or otherwise for any reason, and (iii) such other provisions of this Lease which expressly provide for any abatement or termination rights granted in favor of Tenant.

     Section .3.2.3. If any payment of any sums required to be paid by Tenant to Landlord under this Lease and payments made by Landlord under any provision hereof for which Landlord is entitled to reimbursement by Tenant is not paid when due or within ten (10) days after written notice of nonpayment from Landlord, interest shall be due at the "Prime Rate" plus two percent (2%) per annum, to Landlord from the original date due until actually paid. No failure by Landlord to insist upon the strict performance by Tenant of Tenant's obligation to pay interest or late charges shall conshtute a waiver by Landlord of its rights to enforce the provisions of this Section in any instance thereafter occurring.

     Section, 3.3. RENT INCREASES. Effective as of the expiration of each sixty (60) month period during the Term commencing from the Rent
Commencement Date, the Basic Rent shall be adjusted upward by an amount equal to the greater of (0 one-half of the increase in the Consumer
Price Index (as that term is defined below) determined in the manner provided for below, and
(ii) ten percent (10%) of the Basic Rent payable by Tenant hereunder as of the date immediately preceding the effecdve date of the rent adjustment; provided, however, in no event shall the Basic Rent be increased on any adjustment date by more than fifteen percent (15%) of the Basic
Rent in effect as of the date immediately preceding the effective date of adjustment.

     As used herein the term "Consumer Price
Increase" shall mean the United States Department of Labor, Bureau of Labor Stadshcs Consumer Price
Index, All Urban Consumers, All Items, for
Northeast Urban (1982-1984=100). If at any time there shall not exist the Consumer Price Index in the same format as recited in this Section 3.3, Landlord shall substitute any official index published by the Bureau of Labor Statistics or successor or similar governmental agency, as may then be in existence and shall be most equivalent thereto. The increase in the Consumer Price Index shall be determined by according to the percentage increase, if any, between the index published and in effect ninety (90) days preceding the adjustment date and the index published and in effect ninety (90) days preceding the Rent
Commencement Date.

     Section 3.4. RENT DURING THE RENEWAL TERMS.
As of the commencement of each Renewal Term the Basic Rent shall be adjusted to equal the greater of (a) the Basic Rent payable during the last
Lease Year prior to the Renewal Term or (b) the then prevailing Fair Market Rental (as defined below) for the Premises. As used herein, the term
"Fair Market Rental" for the Premises shall mean the rental that Landlord could obtain from a third party desiring to lease the Premises for the Renewal Term and shall be based on the Premises in its "as is" condition, provided that the Facility has been maintained in accordance with the terms of this Lease. Landlord shall send to Tenant, within fifteen (15) days following Landlord's receipt of Tenant's notice exercising the renewal option, written notice setting forth Landlord's determination of the Fair Market Rental for the Renewal Term. If Tenant objects to Landlord's determination of the Fair Market Rental for the Premises, Tenant shall notify Lessor within fifteen (15) days of Tenant's receipt of T qndlord's notice. If Tenant fails to notify
Landlord within said fifteen (15) day period, Tenant shall be deemed to have approved Landlord's determination of the Fair Market Rental.

     If Tenant objects to Landlord's
determination, Landlord and Tenant shall each appoint its own qualified MAI appraiser, with nationally recognized credentials in the field of senior housing with assisted living services, with substantial experience in senior housing with assisted living services, to appraise the Premises within forty-five (45) days of Tenant's objection
(the "Landlord's Appraisal" and "Tenant's
Appraisal") for the purpose of determining the Fair Market Rental. If either party fails to employ and pay an MAI appraiser to determine the Fair Market Rental and/or fails to submit its appraisal to the other within said forty-five (45) days together with a written sumtnary of the methods used and the data collected, the remaining party's appraisal shall be accepted as the Fair
Market Rental. If Landlord's Appraisal and
Tenant's Appraisal differ by (i) less than ten percent (10%), the average of the two shall be the Fair Market Rental for the Premises, or (ii) more than ten percent (10%), Landlord and Tenant shall promptly instruct its respecdve appraiser to jointly appoint a third MAI appraiser with similar credentials and experience, who shall within fifteen (15) days of his selection select the one of the two appraisals which most accurately defines Fair Market Rental. The third appraiser shall not have the power to amend, modify, compromise, or average the first two appraisals. I qndlord and Tenant shall each pay the cost of its own appraiser and one-half (1/2) of the cost of the third appraiser. In the event the Basic Rent for the Renewal Term is determined by the appraisal procedure described above, Tenant shall have the right to terminate Tenant's exercise of the renewal ophon by written notice delivered to Landlord delivered at any time within twenty (20) days following Tenant's receipt of written notice regarding the third appraiser's Fair Market Rental determination. Time is of the essence for all of the dme periods set forth in this Section.

     Section 3.5. TAXES.

     Section 3.5.1. Tenant shall pay directly to the applicable taxing authority, by the applicable due date, all "Taxes" (as that term is defined below) for each ffscal period wholly included in the Lease Term (and a prorated amount thereof for partial years occurring during the first and last
Lease Years of the Lease Term) assessed with respect to the Premises, which payments shall be deemed additional rent hereunder, in addition to the basic rent hereinbefore set forth.

     Any interest or penalties which accrue as a result of Tenant's failure to make such payment within the time required by this Article 3 shall be the sole responsibility and obligation of Tenant. In the event Landlord receives any bill for Taxes with respect to the Premises, Landlord shall promptly deliver to Tenant a copy of the same. "Taxes" shall mean all real estate taxes, general and special assessments, personal property taxes, license fees and other public charges which are assessed, levied, confirmed, or imposed upon the Premises or imposed upon the operation of Tenant's business during the Lease Term, and all sales taxes and other taxes that are now or hereafter may be payable in connection with the Basic Rent payable hereunder during the Initial
Lease Term and any Renewal Terms (other than income taxes owing by Landlord as a result of Tenant's payment of Basic Rent hereunder and principal and interest payments owing to Landlord's Mortgagee).

     Section 3.5.2. Any taxes and assessments relating to a fiscal period of any authoriq, a part of which is already included within the Inidal Lease Term or any Renewal Term and a part of which is included in a period of dme before or after the Inidal Lease Term or any Renewal Term, shall be adjusted pro rata between Landlord and Tenant and each parq shall be responsible for its pro rata share of any such taxes and assessments.

     Section 3.5.3. Nothing herein shall require
Tenant to pay income taxes assessed against Landlord, or estate, succession or inheritance taxes of Landlord.

     Section 3.5.4. Tenant may contest, in is own name or in the name of Landlord, with Landlord's cooperation, which Landlord agrees to give, the legality or validty of any such tax or assessment or of any law under which the same shall be imposed. This must be done in good faith, with due diligence, and at Tenant's own expense. If Tenant does so contest such tax or assessment beyond the time limit for payment thereof by Tenant, Tenant shall either pay such amount under protest or procure and maintain a stay of all proceedings with adequate bond to enforce collection of such tax or assessment. Once such action is taken by Tenant, Tenant shall not be considered to be in default hereunder with respect thereto. Notwithstanding anything to the contrary, Tenant shall not exercise its contest rights in contravention of any of the terms and conditions of any Facility Mortgage. Landlord shall also have the right, at Landlord's sole cost and expense, to contest in good faith and with due diligence any assessment with respect to the Real
Property.

     Section 3.5.5. Tenant shall have, and
Landlord hereby irrevocably grants to Tenant, the power and authoriq, at Tenant's cost to make and file and prosecute any statement or report or claim for refund which may be required or permitted by law, as the basis of or in connection with the assessment, determination, equalization, reduction or payment of any and every tax or assessment or license or charge which Tenant is required to pay or discharge hereunder.

     Section 3.5.6. Landlord shall not be required to join in any proceedings referred to in this Section, unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by and/or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in its name. Landlord shall not ultimately be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant will indemnify, defend and save harmless Landlord from any such costs and expenses. Tenant shall be entitled to any refund of any taxes and assessments and penaldes or interest thereon received by Landlord but previously paid or reimbursed in full by Tenant.

     Section 3.5.7. Upon the termination of any such proceeding, Tenant shall pay the amount of such taxes and assessments or part thereof as fnally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penaldes or other liabilities in connection therewith.

     Section 3.5.8. Notwithstanding any other provision of Section 3.5 to the contrary, in the event that any Facility Mortgagee requires the monthly escrow of eshmated Taxes, then Landlord may so nodfy Tenant and Tenant shall cause such' monthly payments to be made in to an impound account as directed by said Facility Mortgagee or Landlord, provided that all interest accruing on funds deposited in to said account shall accrue for the benefit of Tenant.

     Section 4. Use of the Premises/Compliance
With Laws.

     Section 4.1. Permitted Uses. The Premises may be used only for senior housing with assisted living services and for no other purpose. Tenant agrees that such use shall not change, for the term of Landlord's construction loan and for the term of any permanent loan, unless such change is approved by the applicable Facility Mortgagee. The approval of a Facility Mortgagee shall not be unreasonably withheld, provided that, in considering a request for a change in use, the Facility Mortgagee may consider the market feasibility of any proposed use, the existence of compedog projects, the demand for assisted living housing, the operadng history of the Facility and similar criteria. Tenant assumes full responsibility for confirming that such use is permitted under all laws, statutes, ordinances, regulations, and orders governing the Real
Property and for obtaining any certificate of need, license or other authorization required to operate such use and/or to provide assisted living services within the Facility (provided that it shall be Landlord's obligation to obtain the necessary building permit and certificate of occupancy for the Improvements and for assuring that the Improvements constructed by Landlord comply with all applicable laws, statutes, ordinances, rules, regulations, orders, restrictions and other governmental requirements of any governmental enddes and divisions having regulatory authority over Tenant and the Improvements by virtue of the health care business conducted by Tenant). Landlord makes no representation or warranty as to the compliance of such use under any such laws, statutes, ordinances, regulations, and orders governing the Real Property and/or insurance requirements. Any failure by Tenant to obtain or maintain any required authorization or approval (other than by reason of Landlord's failure to cause the Improvements to be constructed so as to comply with the licensure/approval requirements as required of Landlord herein) shall not affect
Tenant's obligation to pay Rent or any other obligation hereunder.

     Section 4.2. OPERATING APPROVALS. Tenant covenants upon execution of this Lease to proceed with all due diligence to comply with all not)fication and reporting requirements imposed on an operator or proposed operator of an assisted living residence and to use its best efforts to obtain within thirty (30) days after the Substantial Completion date the necessary certification for the operation of the Facility as an assisted living residence under applicable state and federal law and shall maintain the same in full force and effect throughout the Lease
Term. Landlord agrees to assist Tenant as reasonably necessary to obtain said certification at Tenant's expense. In addition, in the event that any certification or license held by Tenant lapses, expires or is canceled, revoked or suspended, then Tenant shall immediately notify
Landlord. Notwithstanding the foregoing, Landlord acknowledges and understands that the Executive
Off'ce of Elder Affairs for the Commonwealth of Massachusetts has only recently enacted regulations governing the certification of assisted living residences and that said regulations have not been in place long enough so as to permit the executive off'ce of Elder Affairs to establish definidve procedures for the implementation of said regulations. Accordingly, in the event Tenant is unable, despite its best efforts, to obtain said certification within said thirty (30) day period, Tenant shall not be deemed in default hereunder, provided that Tenant is proceeding with all necessary due diligence and is condnuing to exercise its best efforts, to obtain said cardfication from the Executive Office of Elder Affairs as soon as possible.

     Section 4.3. COMPLIANCE WITH INSURANCE. After the Commencement Date, Tenant shall neither use nor permit to be used the Premises, or any part thereof for any purpose which will cause the cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be kept, used or sold in or about the Premises any ardcle which may be prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Premises of any insurance organization or company necessary for the maintenance of insurance, as herein provided, covering the Premises or the Tenant.

     Section 4.4. WASTE/COMPLIANCE WITH LAWS.
Tenant covenants and agrees that the Premises shall not be used for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Premises, nor shall Tenant cause or permit any nuisance thereon. Tenant further covenants and agrees that Tenant's use of the Premises and maintenance, alteration, and operation thereof shall at all times conform to all applicable and lawful local, state, and federal laws, ordinances, and regulations, including orders of agencies which regulate or are responsible for accredidng senior housing with assisted living services. Tenant shall make such alterations to the Premises (whether capital or non-capital in nature) as may become necessary after the Rent Commencement Date to maintain the Premises in compliance with applicable laws. If a change in law requires alterations of a capital nature during the last three (3) years of the Term, then Tenant shall pay the cost thereof but may amortize same over its useful life under generally accepted accounting principles and, upon Lease termination, Landlord shall reimburse Tenant for that portion of the cost attributable to the remaining useful life, unless such alteration would be of no benefit to Landlord at the end of the Term due to Landlord's use of the facility for a use other than senior housing (in which case the entire cost of the alteration shall be borne by Tenant). Tenant may, however, contest the legality or applicability of any such legal requirements.
This must be done in good faith, with due diligence, without prejudice to Landlord's rights hereunder, and at Tenant's own expense. While such a contest is pending Tenant shall not be considered in default under this Section 4 4.
Notwithstanding anything to the contrary, Tenant shall not exercise its rights to contest under this Section in contravention of the terms and conditions of any mortgage which may be secured by the Facility.

     Section 4.5. SURVEYS AND INSPECTIONS. Upon written request, Tenant shall deliver to Landlord a copy of the results of all surveys, investigations and inspections of the Facility and its operation performed by state or federal authorities.

     Section 4.6. EVIRONMENTAL COMPLIANCE.

     Section 4.6.1. Tenant shall use the Premises in compliance with all applicable Environmental
Laws (as defined below). Tenant shall not generate, store or use any Hazardous Materials in or on the Premises, nor permit any Person to do so on the Premises, except those customarily generated, stored and used in the operation of a senior housing facility with assisted living services, and then only in compliance with all Environmental Laws (as defined below), insurance requirements and applicable industry standards.
Tenant shall not dispose of Hazardous Materials on the Premises (or permit any person to do so) to any other location except a properly licensed disposal facility and then only in compliance with all applicable Environmental Laws. Tenant shall, at its sole cost and expense, promptly remove or clean up any hazardous substances introduced onto the Premises by Tenant or with its permission or at its sufferance. Such removal or cleanup shall be in compliance with all applicable Environmental
Laws. Tenant hereby agrees to indemnify and hold
Landlord and any Facility Mortgagee harmless and agrees to defend Landlord and any Facility
Mortgagee from all losses, damages, claims and liabilities and fines, including costs and reasonable attorneys' fees, of any nature whatsoever in connection with the actual presence of any hazardous substances upon the Premises or off-site, but only to the extent introduced by Tenant. For purposes hereof, the term
"Environmental Laws" shall mean any and all applicable governmental laws, regulations and requirements relating to environmental and occupational health and safety matters and hazardous materials, substances or wastes (as defined from time to time under any applicable federal, state or local laws, regulations or ordinances). The provisions of this Section 4.6 shall survive the expiration or earlier termination of this Lease. Landlord shall have the right to enter the Premises to perform an environmental site assessment at any time upon prior written notice to Tenant as long as such environmental site assessment does not unreasonably interfere with Tenant's operation of the facility and Landlord pays the cost thereof.

     Section 4.6.2. HAZARDOUS MATERIALS. The term
"hazardous materials" shall mean any chemical, substance, waste, material, gas or emission which is deemed hazardous, toxic, a pollutant, or a contaminant under any statute, ordinance, by-law, rule, regulation, executive order or other administrative order, judgement, decree, injunction or other judicial order of or by any governmental authority, now or hereafter in effect, relating to pollution or protection of human health or the environment. By way of illustration and not limitation, "Hazardous
Materials" includes asbestos, radioactive materials, and "oil", "hazardous materials",
"hazardous waste", "hazardous substance" and
"toxic material" as defined in the Comprehensive
Environmental Response, Compensation and Liability
Act, 42 U.S.C. Section 9601 et seq., as amended, the Resource Conservation and Recovery Act of
1976, 42 U.S.C. Section 2601 et seq., as amended, the regulations promulgated thereunder, the
Massachusetts Oil and Hazardous Material Release
Prevention and Response Act, M.G.L. c. 21E; and the Massachusetts Hazardous Waste Management Act,
M.G.L. c. 21C. and the regulations promulgated thereunder.

     Section 5. FACILITY MORTGAGEE REQUIREMENTS.
In order to satisfy the requirements of Landlord's construction lender and/or permanent lender holding a Facility Mortgage (collectdvely, together with their successors and assigns, "Facility Mortgagee") Tenant hereby agrees as follows:

     Section 5.1. From and after the Rent
Commencement Date, Tenant shall provide Landlord with the following financial statements and information on a condnuing basis:

     (a) Within ninety (90) days after the end of each calendar year, a statement of income and expenses for the year then ended, and separate financial statements on the operations of the Facility certified by the chief financial officer of the Tenant to be true and correct.

     (b) Within forty-five (45) days after the end of each calendar year quarter, and within fifteen
(15) days after the request of a Facility
Mortgagee (but not more often than monthly), in either case after the Rent Commencement Date, a cerdficate from the chief financial officer of the Tenant, in form acceptable to the Facility
Mortgagee, providing occupancy data (including unit rents) for the Facility.

     (c) Within forty-five (45) days after the end of each calendar quarter, following the Rent
Commencement Date, a current year-to-date operating statement for the Facility as of the end of such quarter and the quarterly financial statement for the Facility in the form and detail set forth in Exhibit M hereto, properly completed and certified by the Tenant to be true and correct.

     (d) Within three (3) days of the receipt by the Tenant or the Facility, any and all notices
(regardless of form) from any licensing and/or certifying agency that such license or certification (held by Tenant or other service provider) is being revoked, downgraded or suspended or that action is pending or being considered to revoke or suspend the license, certification, permits or any rights thereunder
(held by Tenant or other service provider) and any license and certification survey reports or statements of deficiencies (with plans of correction attached thereto).

     The Landlord reserves the right to require from Tenant supporting or back-up information with respect to items (a) through (d) above and the right to provide all financial statements and information to any Facility Mortgagee.

     Section 5.2. CONDUCT OF BUSINESS. Upon the
Rent Commencement Date, Tenant shall cause the
Facility to be properly operated as a senior housing with assisted living services facility and for no other uses. Without limiting the foregoing, Tenant shall:

     (a) maintain the standard of care for the residents of the Facility at all times at a level necessary to insure quality care for the residents of the Facility;

     (b) maintain aufficient inventory and
equipment of types and quantides at the Facility to enable Tenant adequately to perform all operations at the Facility.

     Section 5.3. RESIDENCY AGREEMENTS. Tenant shall establish as policy and will request and use its best efforts to require that any and all residents or other persons for which the Tenant
(or an agency retained by Tenant) provides services execute and deliver to the Tenant a residency agreement. Tenant has submitted to Landlord its form of residency agreement;
Landlord's consent shall not be required for changes to or modifications of such residency agreement over the term of this Lease.

     Section 6. MAINTENANCE, REPAIR, ALTERATIONS
AND UTILITIES.

     Section 6.1. TENANT'S MAINTENANCE. Tenant shall, at its own cost, and without expense to the Landlord, maintain the Premises, including all sidewalks, buildings, building systems, water, sewer and other utility lines on the Real Property serving the Facility, surface parking lots, exterior lighting and improvements of any kind which may be a part thereof in good, sanitary and neat order, condition and repair, ordinary wear and tear, casualty, condemnation and acts of God excepted. Tenant's obligations shall include, without limitation, replacements of structural components, roof and building systems, and other necessary capital expenditures, as required by the previous sentence. Tenant shall maintain the Premises in such a manner as may be necessary to operate the Facility in accordance with applicable state and/or federal laws or regulations. Tenant shall perform all interior and exterior painting, and maintain the grounds of the Facility in a good and sightly appearance. Notwithstanding the foregoing, Tenant shall not be responsible for any repairs or alterations to the Improvements which are required as a result of any patent or latent defects in Landlord's construction of the Improvements, all of which repairs and alterations shall be the obligation of Landlord in accordance with and to the extent set forth in Landlord's warranty as set forth in the Work Letter, but Landlord shall not incur any other expense under this Lease with respect to any maintenance, care, operation, repair, replacement, alteration, addition, change or substitution of or to the Premises, except as expressly provided for in this Lease.

     Section 6.2. ALTERATIONS. Tenant will not remove or demolish any improvement or building which is part of the Premises or any portion thereof or allow it to be removed or demolished, without the prior written consent of Landlord, which may be witbheld at Landlord's sole discretion. Notwithstanding the foregoing,
Landlord agrees that Tenant shall be permitted to make any changes or alterations in or to the Premises without the requirement of obtaining
Landlord's consent therefor, provided that suefi
Alterations do not constitute a "Major
Alteration". A "Major Alteration" shall mean an alteration to the Improvements which is eshmated to cost more than $100,000 and involves: (a) alteration, removal, cutting, or adding to any structural component of the building (including, without limitation, walls, exterior windows, roofs, or floor slabs or any building system), (b) an alteration to non-residential areas which has a significant adverse effect on services which are provided to residents, or (c) changing any category within the unit mix by more than twenty percent (20%). Tenant agrees not to make any Major
Alterations to the Premises without first obtaining the Landlord's written consent thereto, which consent shall not be unreasonably withheld, and subject to Tenant's compliance with all of the remaining qualifications set forth in this Section
6.2. It shall be deemed reasonable for Landlord to withhold its consent to a Major Alteration for the following reasons, among others: such Major
Alteration would (i) materially and adversely affect the character, value, usefulness or rentability of the building or the Premises or any part thereof or any of the facilities, equipment or improvements therein, (ii) weaken or impair
(temporarily or permanently) the structure of the building, (iu) materially lessen the usable area of the building, or (iv) not be consistent with the use permitted hereunder by any future occupant. Landlord shall respond to Tenant's request for approval within thirty (30) days of Landlord's receipt of complete plans and specifications. Landlord's failure to respond within the applicable dme period set forth in the preceding sentence shall be deemed to be approval of the proposed Major Alterations. If Landlord disapproves any proposed Major Alterations,
Landlord shall set forth in wridng the reasons for such disapproval with reasonable specificity. If
Tenant fails to obtain Landlord's prior written consent for any Major Alteration, and such consent is required under this Lease or Tenant fails to notify Landlord in writing of any Alteration, then such alteration must be removed/restored at the end of the Lease Term. With respect to any alteration for which Tenant requests Landlord's consent (as required hereunder) or of which Landlord is otherwise notified, said alteration shall not be required to be removed/restored by Tenant at the end of the term unless Landlord reasonably specifies the same for removal in a notice delivered to Tenant either (i) within fifteen (15) days after receipt of Tenant's notice of the alteration, or (ii) within the applicable
30 day period during which Landlord shall respond to Tenant's request for approval of plans and specifications. Without limitation, Landlord shall be deemed reasonable in requiring removal/restoration for any of the reasons listed as (i) through (iv) above. All alterations, including any Major Alteration consented to by Landlord, shall be in quality and class at least equal to the original work and shall meet all building and fire codes, and all other applicable codes, rules, regulations, laws and ordinances.
Tenant also agrees to maintain builder's risk insurance and shall cause its contractors to carry the types of insurance as a prudent owner or tenant would require. Landlord shall have the right to approve the plans and specifications for any Major Alteration, which approval shall not be unreasonably withheld or delayed. Regardless of whether the Landlord's consent is required hereunder, Tenant agrees to notify Landlord in wridug of the proposed alteration prior to the commencement of any construction.

     Section 6.3. CAPITAL RESERVES. In order to satisfy the requirements of the Facility
Mortgagee, Tenant shall pay, as additional rent hereunder, from and after the Rent Commencement
Date, into a capital reserve fund, the amount of $12.50 per unit per month, or $12,000 per year, which funds shall be deposited into an interest bearing escrow account to be disbursed from dme to time in accordance with an escrow agreement approved by Tenant and such Facility Mortgagee to pay for replacements and correction of deferred maintenance items. Any funds remaining in the account at Lease expiration shall be returned to Tenant.

     Section 6,4. UTILITIES. Tenant shall pay all charges for water, electricity, gas, sewage, waste, trash and garbage disposal, telephone, cable television, and other services furnished to the Premises from and after the Rent Commencement
Date. Except as set forth below, Landlord shall not be responsible in any manner for any suspension, interruphon or curtailment of any services or udlides to the Premises regardless of the cause thereof, and no such suspension, interruphon or curtailment shall give rise to any claim for abatement of Rent or other compensation to Tenant from Landlord, nor may Tenant claim any damages on account thereof, nor shall this Lease or any obligation of Tenant hereunder be affected thereby, nor shall Tenant claim the same as a construcdve eviction. Notwithstanding the foregoing, Landlord shall be liable for any direct damages due to an interruption of any services or udlides caused by Landlord or its affiliate or agents, and if such interruphon caused by Landlord or its affiliate or agents causes the Premises to be untenantable for more than three (3) days then the Rent shall abate undl such services or udlides are restored. Landlord shall cause its affiliate to make every reasonable effort, when constructing the Future Development, to avoid any interruphon of services or udlides to the Premises.

     Section 7. LIENS AGAINST THE PREMISES.

     Section 7.1. LIENS. Tenant will not permit the Premises to become subject to any lien, charge, or encumbrance. Tenant shall maintain the Premises free from all orders, notices, and violations filed or entered by any public or quasi-public authorities. Notwithstanding the foregoing, in the event any such lien, charge, or encumbrance is imposed, Tenant may contest any such lien, charge, encumbrance, order, notice or violation, provided that Tenant causes same to be bonded within forty-five (45) days of the filing of such lien. This must be done in good faith, with due diligence and at Tenant's own expense and Tenant shall not be considered in default of the provisions of this Section 7. 1 as a result of such contest.

     Section 7.2. LANDLORD'S RIGHTS. Should a judgment on any lien, charge, encumbrance, order, notice or, violation be rendered against the Premises for any work performed by or for Tenant
(other than the construction of the Improvements by Landlord hereunder) or any person claiming through or under Tenant and should Tenant fail to discharge such judgment or take action to protest such judgment, Landlord shall have the right, but not the obligation, to discharge said judgment or lien. If Landlord exercises that option it shall notify Tenant in writting prior to discharging such judgment or lien and any amounts paid by Landlord, together with interest from the time of expenditure by Landlord, at the rate specified in
Section 3.2.3 hereof, shall be due from Tenant as additional rent. Such additional rent shall be due and payable on the next date after the expense is incurred that Basic Rent is otherwise due.

     Section, 7.3 MECHANIC'S LIENS. Tenant shall take all reasonable steps necessary to ensure that no lien arising under Massachusetts law as a result of construction done at the Premises at Tenant's request shall extend to the interest of Landlord in tbe Premises. Tenant shall pay all costs incurred by Tenant in connection with the construction, alteration, demolition, maintenance and repair of any and all improvements on the Premises. Should a lien or claim of lien be filed against the Landlord's interest in the Premises by any contractor, subcontractor, mechanic, laborer, materialman or any other person whomsoever retained by Tenant, Tenant shall, within sixty
(60) days after the filing thereof, cause the same to be discharged of record. Notbing in this Lease shall be construed as a consent on Landlord's part to subject Landlord's estate in the Premises to any lien.

     Section 8. NON-LIABILITY AND INDEMNIFICATION.

     Section 8.1. TENANT'S INDEMNITY. During the
Term, Tenant agrees to defend, protect, indemnify and save harmless Landlord and any Facility
Mortgagee from and against all claims arising out of or connected with the use and occupancy of the Premises by Tenant, any person claiming by, through or under Tenant, or their respecdve officers, directors, servants, agents, customers, contractors, employees or invitees, including without limitation, (i) their use or non-use of the Premises, or the condition thereof; or (ii) the conduct of Tenant's business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or elsewhere; or (iii) any breach or default in the performance of any obligation on their part to be performed under the terms of this Lease; or (iv) any negligence of Tenant, or any of Tenant's agents, contractors or employees;
or (v) the performance on behalf of Tenant of any labor or service, or the furnishing of any materials to the Premises and Tenant shall pay all costs and expenses incurred by Landlord and any Facility Mortgagee in connection with such claims, including without limitation, court costs and reasonable attorney's fees for trial and appellate proceedings. Landlord and any Facility Mortgagee shall be protected hereby from all claims arising during the Term from loss of or damage to property, or death or personal or bodily injury to persons except to the extent such loss, damage, death or injury is caused by the negligence or willful actions of Landlord or any person claiming by, through or under Landlord, or their respective off'cers, directors, servants, agents, customers, contractors, employees or invitees in which case
Landlord shall be fully responsible therefor and shall indemnify, defend and hold harmless Tenant with respect thereto in accordance with the terms of Section 8.2. The provisions of this Section shall survive the termination or expiration or earlier termination of this Lease.

     Tenant hereby agrees that, subject to the provisions of Section 11 of Exhibit B hereto, and except with respect to Landlord's own negligence or wilful misconduct and/or that of its agents, Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for damage to the goods, wares, or other property of Tenant, Tenant's employees, invitees, sublessees, customers or any other person in or about the Premises, nor shall Landlord be liable for injury to the Tenant, Tenant's employees, agents or contractors whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain or from the breakage, leakage, obstruction or other defects of pipes or from the sprinklers, wires, appliances, plumbing, air conditioning or lighdog fixtures, or from any other cause whether the said damage or injury results from conditions arising upon the Premises or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant.

     Section 8.2. LANDLORD. Landlord will
indemnify, defend and hold harmless Tenant from any and all costs, expenses and liability, including, without limitation, court costs and reasonable attorney's fees for trial and appellate proceedings, which it may incur in connection with the performance by Landlord of its obligations hereunder, including, without limitation, the construction and completion of the Improvements.
The provisions of this Section shall survive the expiration or earlier termination or expiration of this Lease, provided that claims also covered by Landlord's limited warranty set forth in the Work
Letter shall be subject to the limitations set forth in such limited warranty.

     Section 8.3 LIMITATION ON LIABILITY. It is expressly agreed by the parties that in no case shall Landlord (or its members, any individuals or entices comprising Landlord) be personally liable, under any express or implied covenant, agreement or provision of this Lease, for any damages whatsoever to Tenant beyond Landlord's interest in the Premises, except that the foregoing limitation shall not apply with respect to Landlord's liability following an assignment of this Lease for acts, omissions or claims arising prior to such assignment, as provided in Section 15.3 hereof. Neither party hereto shall be liable to the other for indirect or consequential damages.

     Section 9. INSURANCE.

     Section 9.1. All insurance policies required by this Section 9 shall be issued by a good and solvent insurance company or companies licensed to do business in the Commonwealth of Massachusetts, with a rating of "A XII" or higher by Bests, selected by Tenant and reasonably satisfactory to Landlord, and shall include Landlord and each mortgagee of which Landlord has notified Tenant as additional insureds as their interests may appear.
Tenant shall provide a copy of binders for insurance policies conforming to the requirements of this Lease for Landlord's review at least thirty (30) days prior to the estimated completion date. Tenant agrees to deliver certificates of such insurance to Landlord as of the Rent
Commencement Date and thereafter not less than thirty (30) days prior to the expiration of any such policy. Such insurance shall not be canceled, materially changed, or non-renewed without thirty
(30) days' written notice to Landlord and any Facility Mortgagee.

     Landlord and Tenant shall each give prompt notice to the other of all losses, damages or injuries to any person or damage to any property which may in any way be related to this Lease and for which a claim might be made against the other party. Each party shall promptly report to the other party all such claims, whether related to matters insured or uninsured. Landlord and Tenant shall assist and cooperate with any insurance company in the adjustment or lidgation of all claims and losses arising under this Lease.

     Section 9.2. PROPERTY INSURANCE. From and after the Rent Commencement Date, Tenant shall obtain and keep in force throughout the Lease
Term, at its expense, "all-risk" property insurance upon the Improvements against fire and such other hazards, casualdes and condagencies
(including boi1er and machinery coverage on a comprehensive basis) as are from time to time customarily covered by all- risk policies for similar buildings used for similar purposes as Tenant is then making of the Facility with endorsements insuring against earthquake and subsidence. The limit of such insurance shall never be less than 100% of the actual replacement cost at the dme and place of loss, and the policy shall include an agreed amount endorsement. This policy shall include coverage for increased cost of construction, demolition and condngent liability as a result of compliance with then exisdug applicable legal requirements. Such insurance will be subject only to such deduchbles as are from time to dme reasonably approved by Landlord based on the then current pracdee for similar buildings used for senior housing with assisted living services located within the vicinity of the Real Property (Tenant agreeing to pay to Landlord, upon demand as Additional Rent, the amount of any such deductible following any casualty loss). The policy shall include rent continuation coverage payable to Landlord, notwithstanding abatement of Tenant's Rent, of no less than eighteen (18) months rent (including
Base Rent and Additional Rent). All such policies shall name Landlord as the Named Insured and each Facility Mortgagee as a loss payee as its interest may appear.

     In the event that Landlord receives a notice of cancellation of such insurance policy or policies without a corresponding notice regarding the issuance of new insurance prior to the effective date of such cancellation, Landlord may, in addition to and without thereby waiving any other remedies, pay the premiums necessary to prevent such cancellation and bill Tenant therefor. Tenant shall reimburse Landlord therefor by paying such amount, together with interest at the rate set forth in Section 3.2.3, to Landlord, as Additional Rent, within five (5) days after demand therefor by Landlord.

     Section 9.3. LIABILITY INSURANCE. Tenant shall provide or cause to be provided at its expense, and keep in force during the Lease Term:

     (a) Commercial general liability insurance
(without any so-called employee exclusion or the like) in an amount reasonably required by Landlord from time to time based on the then current practice for similar buildings used for senior housing with assisted living services located within the vicinity of the Real Property, but in any event not less than the greater of (i) One
Million Dollars ($1,000,000.00) per occurrence,
$2,000,000 aggregate, or (ii) the Ihbility coverage typically carried by Tenant in similar facilities, including contractual liability coverage. Such policy shall name Tenant as a named insured and Landlord and each Facility Mortgagee of which Landlord has nodfied Tenant, as additional insureds with respect to any claim arising from Tenant's use, occupancy, repair or operation of the Premises;

     (b) Comprehensive automobile liability
insurance including personal injury and property damage in the amount of a combined single limit of $1,000,000 each occurrence. Coverage must include owned, leased, hired and non-owned vehicles;

     (c) Worker's compensation and occupational disease insurance with statutory limits;

     (d) Employer's liability insurance with a limit not less than $500,000; and

     (e) Excess liability policy in umbrella form with a minimum limit of Ihbility of $15,000,000, applying in excess of the coverages listed in (a),
(b) and (d) above.

     (f) Professional Ihbility insurance in the amount of One Million Dollars ($1,000,000) per occurrence, which shall be written on an occurrence basis.

     All liability insurance shall be on an
occurrence basis. Tenant may not elect to carry claims made commercial general Ihbility insurance unless occurrence coverage is generally unavailable at commercially reasonable rates in the marketplace. Tenant's insurance shall state that it is primary and not contributing with any insurance purchased by Landlord. Tenant's insurance shall also state that it is severable with respect to all insureds under the policy and that acts of one insured will not abrogate coverage for other insureds.

     Section 9.4 PERSONAL PROPERTY INSURANCE.
Tenant shall obtain and keep in force throughout the Lease Term, at its expense, "all-risk" property insurance on its personal property, including but not limited to furniture, fixtures, machinery and equipment, for the full replacement cost .

     Section 9.5. MORTGAGEE'S OTHER REQUIREMENTS.
Tenant shall maintain any other insurance reasonably required by the holder of a Facility
Mortgagee, which reasonableness standard shall be based on industry standards of lenders whose loans are secured by senior housing with assisted living services properties similar in nature to the Premises, and on any such other insurance as is generally available at commercially reasonable rates.

     Section 9.6. BLANKET INSURANCE. Nothing
contained in this Section 9 shall prohibit
Landlord or Tenant from obtaining a policy or policies of blanket insurance which may cover other properties of Landlord or Tenant provided that (a) any such blanket policy expressly allocates to the Premises not less than the amount of insurance required hereunder to be maintained and (b) such blanket policy shall not diminish the obligations to insure hereunder, so that proceeds from such policies shall be an amount no less than the proceeds that would be available under a separate policy.

     Section 9.7. WAIVER OF SUBROGATION. Landlord and Tenant, each for itself and its insurer, hereby waive all claims and rights against the other and their respective officers, directors, employees, contractors, servants, and agents, for any damage to or destruction of real or personal property of Landlord or Tenant to the extent covered by the insurance required to be maintained hereunder. All property insurance policies carried at any time during the Lease Term by either party covering the Premises shall include a clause to the effect that such waiver of subrogation shall not adversely affect or impair such policies or prejudice the rights of the insureds to recover thereunder. The provisions of this Section 9.7 shall survive the expiration or earlier termination of this Lease.

     Sectiorl 10. DAMAGE AND DESTRUCTION.

     Sectior1 10.1. REPAIR OR RESTORATION AFTER
MAJOR CASUALTY. In the event that any part of the Improvements or the Personal Property shall be damaged or destroyed by fire or other casualty for which Tenant is required to maintain insurance hereunder and the cost to repair such casualty is greater than $200,000, (any such event being called a "Major Casualty"), all insurance proceeds shall be paid to Landlord and Landlord shall promptly replace, repair and restore the same as nearly as possible to its condition immediately prior to such Major Casualty, in accordance with all of the terms, covenants and conditions and other requirements of this Lease and any mortgage applicable in the event of such Major Casualty. In the event that insurance proceeds are not adequate or unavailable, due solely to Tenant's failure to comply with its insurance obligations set forth in this Lease, then Tenant sball pay to Landlord an amount equal to the insurance proceeds which Landlord would have received had Tenant so complied with its insurance obligations (minus any insurance proceeds actually received by
Landlord). lf, pursuant to this Section 10, Landlord shall be obligated to make repairs, the Premises shall be so replaced, repaired and restored as to be substantially the same character as prior to such Major Casualty. The Plans and Specifications for such restoration shall be first submitted to and approved in writing by Tenant, which approval shall not be unreasonably withheld.
Tenant may elect to retain, at its expense, an independent architect, reasonably approved by
Landlord, who shall oversee such repairing, restoring or replacing. Tenant covenants that it will give to Landlord prompt written notice of any casualty affecting the Premises or any portion thereof.

     Section 10.2. EXCEPTION FOR MAJOR CASUALTY
DURING LAST TWO LEASE YEARS AND UNINSURED
CASUALTY. Notwithstanding the foregoing, in the event of (a) a Major Casualty occurring during the last two Lease Years of the Initial Term or any Renewal Term or (b) resuldog from a flood, nuclear accident, war or other event for which Tenant is not obligated to maintain insurance hereunder and which, in the reasonable opinion of Landlord, Tenant and Facility Mortgagee, renders the Premises unsuitable for Tenant's use as a senior housing with assisted living services facility as operated by Tenant prior to the Casualty, then
Landlord or Tenant shall have the right to termluate this Lease upon written notice to the other and, in such event, all insurance proceeds attributable to the Real Property, Improvements and Personal Property shall be payable to the Facility Mortgagee or, if none, to Landlord and all insurance proceeds attributable to Tenant's
Equipment shall be payable to Tenant. Each party's termination rights under this Section shall be exercised by written notice to the other party sent within thirty (30) days after the occurrence of the destruction or damage. Any termination notice sent by Landlord or Tenant shall take effect thirty (30) days after mailing thereof. If, however, T qndlord sends such termination notice to Tenant during the last two Lease years (other than for an uninsured casualty), and within such 30-day period Tenant sends Landlord written notice exercising Tenant's next upcoming extension ophon, then (i) Landlord's termination notice shall be void, (ii) Tenant shall be deemed to have irrevocably exercised its renewal ophon and waived any right to termmste its renewal notice in connection therewith which it would otherwise have pursuant to the penuldmate sentence of Section 3.4 hereof, (iii) the next upcoming Renewal Term shall automadcally be added to the then current portion of the Lease Term, and (iv) Landlord shall make the repairs and restorations required by this Section.

     Section 10.3. FAILURE BY LANDLORD TO COMPLETE
REPAIRS. In the event that (a) Landlord has not procured the necessary permits and approvals for the restoration and/or has not commenced repair and restoration of the Premises within 180 days of the date of the Major Casualty, or (b) Landlord's work is not thereafter substandally completed within twelve (12) months following commencement of repair and restoration, then, in either event, Tenant may give written notice to Landlord and any Facility Mortgagee of Tenant's intention to terminate this Lease or assume responsibility for completion of such repair and restoration of the Premises unless the same is commenced or substantially completed (as the case may be) within thirty (30) days of the date on which such notice is given. If Landlord or any Facility
Mortgagee fails to so commence or to substandally complete (as the case may be) such repair and restoration within such 30-day period, then immediately upon the expiration of such 30-day period, Tenant shall have the right to either terminate this Lease by written notice to Landlord or the right, but not the obligation, to assume responsibility for such repair and restoration and Landlord shall make available to Tenant use of all insurance proceeds available therefor, subject to the terms of Section 6 hereof and the terms of any Facility Mortgage governing insurance proceeds.
Landlord agrees to use its best efforts to negotiate as part of the loan documents with any mortgagee, the right to apply insurance proceeds to the repair and restoration of the Improvements.
If, despite such best efforts, the prior approval of any Facility Mortgagee or other Mortgagee is required for conducting any repair or restoration hereunder (whether by Landlord or by Tenant), Landlord agrees to use its best efforts to secure such approval and the right to apply the insurance proceeds thereto.

     Section 10.4. TERMINATION. Notwithstanding anything to the contrary contained in this SecdQIl
10, Landlord shall not be obligated to rebuild following a Major Casualty if the repairs or reconstruction of the damage cannot be made under existing laws, ordinances, statutes or regulations of any governmental authority applicable thereto.
In the event Landlord is unable to rebuild in accordance with the provisions hereof, and such casualty causes the premises to be rendered unsuitable for use as a senior housing with assisted living services facility, then this Lease shall terminate effective thirty (30) days after the damage occurs and Tenant shall remit insurance proceeds in its possession to any Facility
Mortgagee or, if none, to Landlord
within ten (10) days of said Lease termination date free and clear of all liens or claims and shall promptly, at its own expense, remove from the Premises any of Tenant's Equipment not so damaged or destroyed.

     Section 10.5. Rendered Unsuitable. For the purposes of this Section 10 the Facility shall be deemed to have been rendered unsuitable for use as a senior housing with assisted living services facility if, in the good faith judgment of Landlord, Tenant and any Facility Mortgagee, reasonably exercised, the Facility cannot after any such loss be operated on a commercially pracdcable basis as a senior housing with assisted living services facility of the type and quality existing and licensed immediately prior to such loss, taking into account, among other relevant factors, the number of licensed and operational beds, dining and kitchen facilides, parking lots, driveways, or walkways affected by such loss.

     Section 10.6. REPAIR OR RESTORATION AFTER
MINOR CASUALTY. In the event that any part of the Improvements or Personal Property shall be damaged or destroyed by fire or other casualty and the cost to repair such casualty is $200,000 or less
(a "Minor Casualty"), then Tenant shall promptly repair and restore the same as nearly as possible to its condition immediately prior to such Minor
Casualq, in accordance with all of the applicable terms, covenants and conditions and other requirements of this Lease and the requirements of any Facility Mortgagee in the event of such Minor
Casualty, and Tenant shall be endtled to the use of all insurance proceeds available therefor, subject to the terms of such Facility Mortgage.

     Section 10.7. ABATEMENT OF RENT. This Lease shall remain in full force and effect during the period of any repair and restoration; provided, however, Tenant's obligation to pay Rent shall be equitably abated to reflect the nature and extent to which such casualty event has rendered the Premises unusable by Tenant. For purposes of applying the foregoing abatement provision, the parties shall take into account the impact of the casualty (and subsequent repairs) on Tenant's ability to provide to its residents any services which are significant to Tenant's operations of a senior housing facility with assisted living services of the type and quality which was operated prior to the Casualty.

     Section 10.8. Tenant hereby acknowledges that, notwithstanding any provision in this
Section 10, the terms and provisions of any Facility Mortgagee shall govern with respect to the settlement of insurance claims and availability of insurance proceeds for restoration.

     Section 11. CONDEMNATION.

     Section 11.1. TAKING OF WHOLE.

     Section 11.1.1. If, during the Lease Term, so much of the Premises are taken or condemned in fee for a public or quasi-public use that in the reasonable judgement of Landlord, Tenant and Facility Mortgagee the Premises are rendered unsuitable for use as senior housing with assisted living services, this Lease shall terminate.
Termination will be effecdve without entry or notice. Termination shall occur as of the day when possession is required to be surrendered to the taking or condemning authority.

     Section 11.1.2. For purposes of this Section
11, the Premises shall be deemed to have been rendered unsuitable for use as a senior housing with assisted living services facility if, in the good faith judgment of Landlord, Tenant and any Facility Mortgagee reasonably exercised, the
Premises after such loss cannot be operated on a commercially pracdcable basis as a senior housing with assisted living services facility of the type and quality exisdng and licensed immediately prior to such loss taking into account, among other relevant factors, the number of licensed beds and/or parking lots, driveways, dining and kitchen facilides, or walkways affected by such loss.

     Section 11.2. TAKING OF A PORTION. If during the Lease Term, a portion of the Premises mdlor the Facility is taken or condemned in fee for a public or quasi-public use such that the Facility is not rendered unsuitable for use as a senior housing with assisted living services facility, this Lease shall not terminate. If, however, as a result of the taking, the number of beds available for operation of the Facility as a senior housing with assisted Ihing services facility of the type and quality exisdag and licensed prior to the taking has been or must be reduced, Tenant shall be endtled to an abatement of rent. The rent abatement shall be to the extent that is fair, just and equitable to both Tenant and Landlord, taking into consideration, among other relevant factors, the number of licensed beds and/or parking lots, driveways, dining and kitchen facilides or walkways affected by such loss.

     Section 11,3. DAMAGES FOR TAKING. All damages awarded in connection with the taking of the Premises shall vest in Landlord but the immediate payment and use of such damage award shall be governed by the provisions of any Facility
Mortgage. In the event of a partial taking where the Lease is not terminated, subject to the provisions of any Leasehold Mortgage, Landlord shall apply or make available to Tenant that portion of the proceeds reasonably necessary for the repair or reconstruction of the Premises.
Notwithstanding anything to the contrary contained in any Facility Mortgage or related document, all damages awarded (or otherwise sought by Tenant) in connection with the taking of Tenant's Equipment, and all moving and relocation costs, shall vest in Tenant.

     Section 12. EVENT OF DEFAULT. The occurrence of any of the events, acts or circumstances described in this Section 12.1 shall conshtute an Event of Default under this Lease.

     Section 12.1.1. Failure by Tenant to pay in full any rent payable under this Lease when due and the condnuance of such failure for ten (10) days after Landlord has given Tenant written notice of such failure.

     Section 12.1.2. Failure by Tenant to obsewe, perform or comply with any of the terms, covenant, agreements or conditions contained in this Lease
(other than as specified in Section 12.1.1, 12.1.4. 12.1.6. 12.1.7 and 12.1.8), and the
continuance of such failure for thirty (30) days after Landlord has given Tenant written notice of such failure. If Tenant has promptly commenced and diligently pursued remedial action within said thirty (30) day period but has been unable to cure its default (except for any default that can be reasonably cured by the payment of money) prior to the expiration thereof, said thirty (30) day period shall be extended for the minimum time reasonably required for the completion of Tenant's remedial action.

     Section 12.1.3. The making by Tenant of an assignment for the benefit of its creditors or the commencement of proceedings in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant or for the adjudication of Tenant as a bankrupt or insolvent or for the appointment of a receiver of the property of Tenant which, with respect to any involuntary proceedings, are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged, within ninety (90) days after the institution thereof.

Section 12.1.4. The abandonment of the Premises by Tenant other than as a result of the damage, destruction or taking thereof.

     Section 12.1.5. The involuntary, imposed or required revocation, suspension, termination, probation, restriction, limitation or refusal to renew, or pending revocation, suspension, termination, probation, restriction, limitation of, or refusal to renew, any certification which materially affects the ability of the Tenant to operate the Facility in the absence of the submittal by Tenant of any corrective or remedial plan the effect of which is to stay any such revocation, suspension, termination, probation, restriction, time limitation or refusal to renew any certification within ten (10) days of revocation or other such action on such license.

     Section 12.1.6. The failure to use best
efforts to obtain the necessary certification to operate and actually open the Facility for business within thirty (30) days after the Substantial Completion date.

     Section 12.1.7. The delivery by Tenant to
Landlord or any Facility Mortgagee (or their designees) of a financial statement which is materially false or misleading.

     Section 12.1.8. Any purported assignment or sublease of all or substantially all of the Premises by Tenant without all necessary written consents (to the extent any consent is required pursuant to this Lease).

     Section 13. LANDLORD'S REMEDIES: DAMAGES ON
DEFAULT.

     Section 13.1. LANDLORD'S REMEDIES. If an
Event of Default shall occur, Landlord may, at its ophon, give to Tenant a written notice terminating this Lease upon a date specified in such notice, which date shall be not less than ten (10) business days after the date of receipt by Tenant of such notice from Landlord, and upon the date specified in said notice, the term and estate hereby vested in Tenant shall cease and any and all other right, title and interest of Tenant hereunder shall likewise cease without further notice or lapse of time, as fully and with like effect as if the endre Lease Term had elapsed, but Tenant shall continue to be liable to Landlord as hereinafter provided.

     Section 13.2. SURRENDER. Upon any termination of this Lease as the result of an Event of Default, Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord, upon or at any dme after any such terrnination, may without further notice, enter the Premises and possess itself thereof by summary proceedings or otherwise, and may dispossess Tenant and remove
Tenant and all other personal property from the premises and may have, hold and enjoy the Premises and the right to receive all rental income of and from the same.

     Section 13.3. RIGHT TO RELET. At any dme or from dme to time after any such termination, Landlord may relet the premises or any part thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have conshtuted the balance of the Lease Term) and on such conditions (which may include concessions or free rent) as Landlord, in its reasonable discretion, may determine and may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon any such relethng.

     Section 13.4. SURVIVAL OF COVENANTS: DAMAGES.
In the event of any such termination Tenant shall pay to Landlord the Rent up to the date of such termination. No such termination of this Lease shall relieve Tenant of its liability and obligations under this Lease and such liability and obligations shall survive any such termination. Tenant shall indemnify and hold
Landlord harmless from all loss, cost, expense, damage or liability arising out of or in connection with such termination, including reasonable attorney's fees.

     If this Lease is terminated for Tenant's
Event of Default, then unless and until Landlord elects lump sum damages described in the succeeding paragraphs of this Section, Tenant shall pay on the last day of each calendar month until the stated expiration date all Basic Rent and Additional Rent which would have been due for such month if this Lease had not been terminated.
If, however, Landlord relets the Premises, there shall be credited against such obligation each month the amount actually received by Landlord from such reletting during such month on account of such month, after first deduchng all expenses incurred in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys' fees, alteration costs, and expenses of preparation for such reletting.

     At any time after such termination, and
regardless of whether Tenant has made any payments to Landlord pursuant to the preceding provisions of this Section, Tenant shall pay to Landlord, on demand, as damages for Tenant's Event of Default, the difference between

     (1) the aggregate Rent which would have been payable under this Lease by Tenant from the date
Landlord last received full Rent payments from Tenant (whether pursuant to the preceding paragraph or earlier) until the stated expiration date, minus

     (2) the fair and reasonable rental value of the Premises for the same period determined as of the date Landlord elects such damages, taking into account market conditions and the likelihood of reletting the premises, less Landlord's reasonable estimate of expenses to be incurred in connection with reletdag the Premises, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys' fees, alteration costs, and expenses of preparation for such reletting;
with the amounts in the preceding clauses (1) and
(2) discounted to present value using the Federal
Reserve discount rate as in effect on the date on which Landlord makes such demand.

     If the Premises or any part thereof are relet by Landlord for the period prior to the stated expiration date, or any part thereof, before presentation of proof of such damage any court, commission or tribunal, the amount of rent reserved upon such reletting shall be, prima facie, the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

     Section 13.5. LIQUIDATED DAMAGES. In lieu of recovery by Landlord of sums payable under the foregoing provisions of Section 13.4 or any other damages resulting from Tenant's Event of Default, Landlord may by written notice to Tenant, at any time after this Lease is terminated, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Rent accrued during the twenty-four (24) months prior to such termination plus the amount of Rent accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section up to the date of payment of such liquidated damages; provided, however, if such notice is given less than twenty-four (24) months before the stated expiration date, then liquidated damages shall be measured by the number of months remaining until the stated expiration date.

     Except as to the terms of the liquidated damages provision set forth above, nothing herein shall limit or prejudice the right of Landlord to prove and obtain an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

     Section 13.6. RIGHT TO EQUITABLE RELIEF. In the event there shall occur an Event of Default or threatened Event of Default Landlord shall be entitled to enjoin such Event of Default or threatened Event of Default.

     Section 13.7. RIGHT TO SELF HELP. If an Event of Default shall occur and be continuing, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such subshtuted performance by Landlord is made in this Lease with respect to such Event of Default. In the event Tenant fails to comply with Section 4.2, or there occurs an Event of Default under Section 12.1.S hereof, then
Landlord shall have the right to submit on behalf of Tenant to any licensing authority a correcdve or remedial plan in order to stay a license revocation or similar proceeding. In performing such obligation, Landlord may make any payment of money or perform any other act. The aggregate of
(i) all sums so paid by Landlord, (ii) interest on such sums at the "Prime Rate" as published in The
Wall Street Journa-l on the day on which demand for payment is made by Landlord as hereinafter provided plus two percent (2%) per annum, and
(iii) all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Rent under this Lease and shall be payable to Landlord immediately upon demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

     Section 13.8. FURTHER REMEDIES. Except as otherwise provided in this Lease, Landlord shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise, and nothing in this Lease shall require
Landlord to elect any remedy for
an Event of Default by Tenant hereunder, and all rights herein provided shall be cumulative with one another and with any other rights and remedies which Landlord may have at law or in equity in the case of such an Event of Default. Landlord's remedies under this Section 13 shall survive the early termination of this Lease.

     Section 14. QUIET ENJOYMENT

     Landlord covenants and agrees that, so long as Tenant observes and performs all of the covenants, conditions, and stipulations of this Lease, Tenant may lawfully and quietly hold, occupy and enjoy the Premises during the Lease
Term. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge that the kinds of inconveniences or disruptions to Tenant which would normally be associated with a nearby construction project, if caused by the construction of the Future Development, shall not constitute a breach of the covenant of quiet enjoyment, provided that Landlord shall take all reasonable measures to minimize disruptions to Tenant and to Tenant's residents, taking into account the nature of Tenant's use of the Premises.

     Section 15. ASSIGNMENT AND SUBLETTING.

     Section 15.1. AFFILIATES. Tenant may, without prior approval from Landlord, assign its rights and obligations under this Lease to any parent corporation or any sister or subsidiary corporation whose ownership is at least 51% in common with Tenant and of which Tenant has control
(an "Affliate"). Tenant shall give Landlord notice of any such assignment or sublethug, and shall give to Landlord, concurrently with such assignmeDt, an executed original assignment and assumption agreement wherein such assignee agrees to be bound by the terms and conditions of this Lease. The inidal public offering of stock by Tenant and any subsequent sale or transfer of any stock of Tenant shall not be deemed to be an assignment hereunder requiring Landlord's consent pursuant to this Section 15. Tenant shall not be required to obtain the consent of Landlord with respect to a merger, consolidation or other reorganization provided that, in any of such events (i) the successor to Tenant has a net worth computed in accordance with GAAP at least equal to the net worth of the Tenant named herein and (ii) the successor to Tenant has experience in the assisted living housing industry at least comparable to that of the named Tenant.

     Section 15.2. LANDLORD'S CONSENT. Provided that there is then no outstanding Event of Default, Tenant may sublease the Premises or assign its rights and obligations under this Lease to a person or endq that is not an Affiliate with the prior written consent of T andlord; such consent shall not be unreasonably withheld, unless a Facility Mortgagee has approval rights in its loan documents over such assignment rights and the Facility Mortgagee retains the right to exercise its sole discretion, in which case the standard for Landlord shall also be "at its sole discretion". If Tenant wishes to assign this Lease and Landlord's consent is required hereunder, Tenant shall deliver to Landlord (i) a true and complete copy of the proposed instrument of assignment containing all of the terms and conditions of such proposed assortment, (ii) information as to the identity and experience of the assignee as Landlord may reasonably require,
(iii) such financial information concerning the proposed assignee as Landlord may reasonably require, and (iv) a written agreement, in form reasonably approved by Landlord, between such proposed assignee and Landlord in which such proposed assignee agrees with Landlord to perform and observe all of the terms, covenants and conditions of this Lease from and after the date of such assignment, all of which Landlord may consider in determining whether to grant its consent. Landlord agrees to notify Tenant within fifteen (15) days following delivery of the foregoing information, as to whether or not Landlord shall grant its consent. If Landlord fails to nodfy Tenant in wridng within said 15 day period, Landlord shall be deemed to have consented to said assignment or sublease. Landlord's written consent to any subletting of the Premises by Tenant shall not constitute an acknowledgment that no default then exists under this Lease of the obligations to be performed by Tenant nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated by Landlord at the dme.

     If Landlord consents to an assignment, then prior to such assignee taking occupancy of the Premises, Tenant shall deliver to Landlord an original of the fully-executed instrument of assignment and of the agreement described in clause (iv) of the preceding paragraph of this Section.

     Section 15.3. LANDLORD'S ASSIGNMENT RIGHTS.
Landlord may at any time assign its rights and obligations under this Lease, provided, however, that Landlord shall furnish to Tenant a written statement from Landlord's assignee that such assignee recognizes all of Tenant's rights under this Lease and assumes all of Landlord's remaining obligations under this Lease. An assignment by Landlord upon a conveyance of the Premises, which complies with the provisions of this Section 15.3, shall terminate any liabiliq of Landlord pursuant to this Lease with respect to acts, omissions or claims arising after the effecdve date of such assignment and assumption. Landlord shall remain liable to Tenant for Landlord's or its agents acts, omissions or claims arising prior to the effective date of such assignment and assumption.
Notwithstanding the failure of Landlord to obtain said written recognition from Landlord's assignee, any assignment of Landlord's rights and obligations shall be subject to Tenant's rights under this Lease.

     Section 15.4. SUBSEQUENT ASSIGNMENTS OR
SUBLEASES. No assignment or subletting that is approved pursuant to this Section 15 shall be deemed to remove any subsequent assignment or subletting from the provisions of this Section 15, it being the intent hereof that every assignment and subletting, whenever occurring, shall require the same approval as is set forth herein for an original assignment or subletting.

     Section 15.5. RESIDENTIAL LEASES.
Notwithstanding anything to the contrary contained herein, Tenant shall be permitted, without obtaining Landlord's consent, to sublease individual assisted living units. Tenant shall provide to Landlord a copy of Tenant's standard form residential lease and any subsequent changes which may be made to the standard form.

     Section 15.6. COMMERCIAL LEASES. Landlord acknowledges and understands that Tenant may enter into one or more commercial subleases covering portions of the Premises with subtenants who shall provide certain specialized services and amenities to the residents of the Facility (e.g. beauty parlor, convenience store, bank outlet).
Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to enter subleases for such purposes without obtaining
Landlord's consent, provided that (i) the term of such sublease is not greater than five (5) years,
(ii) the square footage to be subleased does not exceed three thousand (3,000) square feet (iii) such sublease shall be terminated by the termination or expiration of this Lease and (iv) such sublessees shall carry appropriate liability, including malpractice insurance, if applicable, naming Landlord, Tenant and any mortgagee as additional insureds. Any such commercial sublease which does not meet the foregoing qualiffcations shall require Landlord's prior consent, which shall not be unreasonably withheld or delayed.
Upon the request of Landlord, Tenant shall provide copies of any such executed subleases to Landlord.

     Section 15.7. EFFECT OF ASSIGNMENT OR
SUBLETTING. In all events, notwithstanding any assignment or subletting permitted hereunder,
Tenant's liability to Landlord shall remain direct and primary. Any assignee of Tenant's interest in the Premises shall be deemed to have agreed directly with Landlord to be jointly and severally liable with Tenant for the performance of Tenant's obligations hereunder and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be subject to the default provisions of this Lease). At any dme after the occurrence of an Event of Default hereunder, Landlord may require any assignee or sublessee to attorn to Landlord and may collect rent and other charges from any assignee or sublessee (and upon notice any assignee or sublessee shall pay such sums directly to Landlord) and apply the amount collected to the rent and other charges herein reserved, provided however that Landlord shall not be liable for any prepaid rents or security deposits paid by any sublessees to Tenant or for any other prior defaults of Tenant under such sublease. No consent to assigument or collection of rent by Landlord directly from any assignee or sublessee or failure so to collect such rent shall be deemed a waiver of the provisions of this
Section 15, an acceptance of such assignee or sublessee as a tenant hereunder, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease.

     Section 16. NOTICES. All notices provided for in this Lease or related to this Lease shall be in wridog and shall be delivered to the pardes at the addresses set forth below. All such notices or other papers or instruments related to this Lease shall be deemed aufficiently served or delivered on the date of receipt or refusal of delivery, provided that they are sent by United States
Registered or Cerdfied Mail, postage prepaid return receipt requested, by hand delivery, by overnight courier or by facsimile transmission:


     To Landlord:   LM Chelmsford Assisted Living
LLC
               c/o LMP Retirement Properties, Inc.
               10 Post Office Square
               Boston, Massachusetts 02109
               Telephone No.:
               Facsimile No.:
               Attn.: Mr. John P. Sawyer, Jr.,
President

     with a copy to:     MSC Assisted Living LLC
               c/o AMRESCO Advisors, Inc.,
               265 Franklin Street, 18th Floor
               Boston, MA 02110
               Attn.: Mr. Richard M. Reeves

     with a copy to:     Goodwin, Procter & Hoar
               Exchange Place
               Boston, MA 02109
               Facsimile No.: (617) 227-8591
               Telephone No.: (617) 570-1000
               Attn: Elizabeth McDermott, Esq.

     with a copy to:     Lerner & Holmes, LLP
               265 Franklin Street, 18th Floor
               Boston, MA 0210
               Telephone No.: 617 443-9470
               Facsimile No.: 617 443-9471
               Attn.: Joel D. Lerner, Esq.

     To Tenant:     Emeritus Corporation
               Market Place One
               2003 Western Avenue, Suite 660
               Seattle, WA 98121
               Telephone No.: 2064434313
               Facsimile No.: 206443-5432
               Attn: Mr. Ray Brandstrom, President

     Both Landlord and Tenant may change the
address or the name of the addressee applicable to subsequent notices by giving notice as provided above.

     Section 17. MORTGAGEE PROTECTIONS.

     Section 17.1. ATTORNMENt. Tenant covenants and agrees that, if by reason of a default upon the part of the Landlord in the performance of any of the terms and conditions of any mortgage, the estate of Landlord thereunder is terminated by summary disposition proceedings or otherwise,
Tenant will attorn to the then Facility Mortgagee or the purchaser in such foreclosure proceedings, as the case may be, and will recognize such Facility Mortgagee or such purchaser as the Landlord under this Lease; provided, however, that the holder of such mortgage or the purchaser in foreclosure proceedings agrees in writing not to disturb Tenant's quiet enjoyment of the Premises so long as

Tenant is not in default hereunder beyond applicable notice and cure periods. Neither such mortgagee nor purchaser shall be liable for the acts of the prior Landlord, bound by any prepaid rent (paid more than one month in advance), subject to offsets or defenses against the prior landlord, or bound by any amendments to this Lease without its consent. Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon reasonable request of Landlord or the holder of such mortgage or the purchaser in foreclosure, any instrument which may be necessary to evidence such attornment.

     Section 17.2. CURE RIGHTS. Tenant shall have the right to cure any default by Landlord in the payment of any amounts due under any mortgage secured by the Premises, provided that Tenant shall not have the right to offset any such sums against rent due later under the terms of this Lease.

     Section 17.3. ESTOPPEL STATEMENTS. The
parties hereto shall, at any time and from time to time upon not less than ten (10) days prior written notice from the other party, execute, acknowledge and deliver to such other party, in form reasonably satisfactory to such other party or to such other party's mortgagee, a written statement certifying (if true) that this Lease is unmodified and in fall force and effect (or if there have been modifications stating the nature thereof), that such other party is not in default hereunder (or specifying the nature of any default), the date to which rental and other charges have been paid and such other information as may be reasonably required by such other party.
It is intended that any such statement delivered pursuant to this subsection may be relied upon by any prospective purchaser or mortgagee of the PreTnises and their respective successors and assigns.

     Section 17.4. SUBORDINATION. This Lease
shall, at the request and option of the holder of any Facility Mortgage, be subordinated to the lien of any Facility Mortgage, so long as Landlord shall provide Tenant at Landlord's expense with a Non-Disturbance Agreement from Landlord's mortgagee providing that Tenant's tenancy under this Lease Agreement wil1 not be disturbed so long as Tenant is not in default under this Lease and in the event of a default by Landlord and foreclosure under the Facility Mortgage,
Landlord's mortgagee or any purchaser at a foreclosure sale will take title to the Premises subject to Tenant's rights under this Lease and will not disturb Tenant's possession of the Premises as long as Tenant is not then or thereafter in default hereunder

     Section 17.5. RENT ASSIGNMENT. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person or entiq, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but the assignee shall be responsible only for non-performance of Landlord's obligations which occur after it succeeds to and only whUe it holds Landlord's interest in the Premises or is a mortgagee in possession of the Premises.

     Section 17.6. NOTICE TO MORTGEE. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to each of the holders under any Facility Mortgage specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights; and (ii) such mortgage holder, after receipt of such notice, has failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this Section shall be deemed to impose any obligation on any such mortgage holder to correct or cure any such condition. Tenant's obligation to send a notice to Landlord's mortgagee in the preceding sentence shall be limited to mortgagees of which Landlord has supplied Tenant with names and addresses.
"Reasonable time" as used above shall mean a period of not less than thirq (30) days and shall include (but not be limited to) a reasonable time to obtain possession of the Premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any such third parq baneficiary which may be accepted by taking a mortgage of the Premises.

     Section 18. LANDLORD INSPECTION. Landlord may enter upon the Premises during normal business hours and upon prior reasonable notice for the purpose of inspecting the same. During the last year of the Term, Landlord shall have the right to post a "for rent" sign at the Premises provided such sign shall be similar in size and aesthetic quality to such other signs used in similar senior housing developments and which sign shall be subject to Tenant's reasonable approval.

     Section 19. REPRESENTATIONS AND WARRANTIES.

     Section 19.1 TENANT'S REPRESENTATIONS AND
WARRANTIES. Tenant represents, warrants and covenants to T qndlord as follows:

     (a) Tenant is a corporation duly organized and validly existing under the laws of the State of Washington, is duly authorized to transact business in the Commonwealth of Massachusetts and is in good standing under the laws of the State of Washington.

     (b) Tenant has full right and power to enter into, or perform its obligations under this Lease and has taken all requisite action to authorize the execution, delivery and performance of this Lease.

     Section 19.2. LANDLORD'S REPRESENTATIONS AND
WARRANTIES. Landlord represents, warrants and covenants to Tenant as follows:

     (a) Landlord is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

     (b) Landlord has full right and power to enter into this Lease and has taken all requisite action to authorize the execution, delivery and performance of this Lease and to carry out the transactions contemplated herein.

     Section 20. FINANCIAL STATEMENT. Tenant shall furnish to Landlord, from time to time, within a reasonable time after its demand, (a) current financial statements of Tenant and (b) current financial statements for the operations of the Facility.

     Section 21. SURRENDER. Upon Lease
termination, Tenant shall quit and surrender the Premises free and clear of all tenants, occupants, liens, and encumbrances whatsoever except (i)
Permitted Exceptions and (ii) encumbrances restrictions or reservations caused by or consented to in writing by Landlord. Tenant shall, subject to the provisions of Section 10 and 11 hereof, surrender the Premises to Landlord broom clean and in good order, condition and repair, reasonable wear and tear excepted, with all Tenant's signs, furniture, trade fixtures, equipment and other personal property removed. Any of Tenant's furniture, trade fixtures, equipment or other personal property which is not removed from the Premises by the termination date shall be deemed abandoned to Landlord and Landlord may dispose of the same as it sees fit, at Tenant's expense. All alterations which Landlord has designated in writing for removal by Tenant pursuant to Section 6.2 shall be removed by Tenant except that if having so designated an alteration for removal, Landlord thereafter gives notice to Tenant at least six (6) months before the expiration of the Lease Term that Landlord would be willing to let such alteration remain after the expiration of the Lease Term, then Tenant may elect whether to remove such alteration or leave it as part of the Premises upon the expiration of the Lease Term. Tenant shall repair any damage caused by the removal of any alterations or any of Tenant's furrliture, trade fixtures, equipment or other personal property and restore the building or the surface of the Real Property, as the case may be, to substantially the condition in which it was prior to such removal. At any time during the last six (6) months prior to tbe expiration or termination of the Lease Term, or after the Term has ended, Landlord may have an environmental assessment of the Premises peRormed, at Landlord's sole cost and expense. Tenant shall peRorm, at it sole cost and expense, any cleanup or remedial work required applicable laws and recommended by the consultant that performed the environmental assessment to remove, mitigate or remediate any hazardous substances contamination of the Premises which, based on such envirormental assessment, is determined (or reasonably concluded) to have been introduced by Tenant or its agents, employees, contractors, or invitees. Prior to surrendering possession of the

Premises, Tenant shall also remove to the extent required by applicable laws and to the extent installed by Tenant any personal property, equipment, fixture and/or storage device or vessel on or about the Premises which is contaminated by or which contains hazardous substances.

     Section 22 MISCELLANEOUS.

     Section 22,1. CAPTIONS. The captions in this
Lease are for convenience of reference only. In no way do those captions define, limit or describe the scope or intent of this Lease.

     Section 22.2. INTERPRETATION. Words showing number shall be taken to include both the singular and the plural forms. Words showing gender shall be taken to include masculine, feminine and neuter.

     Section 22.3. SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfers set forth herein, this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns. The definition of "Landlord" and "Tenant" herein refer to the Landlord and Tenant at the time in question.

     Section 22.4. GOVERNING LAW. This Lease shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     Section 22.5. ENTIRE AGREEMENT. This Lease represents the entirety of the agreement among the parties hereto and shall be deemed to supersede any prior discussions or agreements among the parties hereto. This Lease may not be amended or modified except by written instrument signed by the parties hereto.

     Section 22.6. WAIVER. The failure of either party to insist upon strict peRormance of any of the covenants, agreements, terms and conditions of this Lease in any one or snore instances shall not be construed as a waiver or relinquishment of any such covenant, agreement, terms, or condition and the same shall remain in full force and effect.

     Section. 22.7. ATTORNEY'S FEES. In the event either party brings an action to enforce any of the terms hereof or in connection herewith, the prevailing party in such action shall be entitled to and the losing party agrees to pay the reasonable attorneys' fees and expenses, including attorneys' fees and expenses of appellate proceedings, of the prevailing party.

     Section 22.8. MEMORANDUM. Landlord and Tenant shall execute a Memorandum of this T Psm in a form acceptable to Landlord and Tenant. The Memorandum shall be recorded in the public records of Middlesex County, Massachusetts. Landlord and
Tenant shall share the cost of recording.

     Section 22.9. UNENFORCEABLE PROVISION. Each term and provision of this Lease shall be enforced to the fullest extent permitted by law. Should any term or provision of this Lease, or the application thereof, prove illegal or unenforceable, the remainder of this Lease shall still be valid and enforced.

     Section 22.10. BROKER. Landlord and Tenant each represent to the other that there are no claims for brokerage or other commissions or finder's or other similar fees in connection with the transactions contemplated by this Lease insofar as such claims shall be based on arrangements or agreements made by or on behalf of the party so representing, and each indemnifies the other with respect to any claim by any purported broker arising from the actions of such indemnifying party.

     Section 22.11. AMENDMENTS. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto and approved in writing by Landlord's Mortgagee if required under the terms of the Facility Mortgage.

     Section 22.12. COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

     Section 22.13. APPLYING PROVISIONS. No
provision of this Lease shall be construed against or interpreted to the disadvantage of either
Landlord or Tenant by any court or other governmental or judicial authority by reason of such party's having or being deemed to have stmctured, written, drafted or dictated such provisions.

     Section 22.14. TIME OF ESSENCE. Time is of the essence of this Lease.

     Section 22.15. RELATIONSHIP OF PARTIES.
Nothing in this Lease shall be construed to render or constitute Landlord in any way or for any purpose a partner, joint venturer or associate in any relationship with Tenant other than that as Landlord and Tenant, nor shall this Lease be construed to authorize either party to act as agent for the other party except as expressly provided to the contrary in this Lease.

     Section 22.16. HOLDING OVER. If Tenant
occupies the Premises after the Lease expiration date without having entered into a new lease of the Premises with Landlord, Tenant shall be a tenant-at- sufferance only subject to all of the terms and provisions of this Lease except that, after a holdover of sixty (60) days after Lease expiration, the Basic Rent shall be one hundred fifty percent (150%) of the Basic Rent during the last Lease Year. Such a holding over, even if with the consent of Landlord, shall not constitute an extension or renewal of this Lease.

     Section 22.17. USE OF UNION LABOR. Tenant covenants and agrees that, for so long as MSC
Assisted Living LLC is a Facility Mortgagee, or a member of Landlord or its successors or assigns, with respect to any and all alterations, improvements and/or additions that are made to the Premises, where the carpentry labor component of the budget for such alteration, improvement or addition exceeds $10,000, then Tenant's contractors and mechanics for such work as is customarily performed by a member of the Massachusetts State Council of Carpenters shall be subject to or covered by the standard collective bargaining agreements then applicable with locals aff'liated with the Massachusetts State Council of Carpenters. If the contractor or mechanics are not parties to or covered by the aforesaid collective bargaining agreements, then the Landlord shall have the right, upon twenty-four (24) hours written notice to the Tenant, to order Tenant to cease all work on the Premises (which cease-work order and the enforcement thereof shall be Landlord's sole remedy for Tenant's failure to comply with this Section 22.1.7), in which event, all work then in progress shall be halted and shall not be recommenced until and unless the Tenant's contractors, workers, and mechanics become subject to or covered by the aforesaid collective bargaining agreements. Provided that
Tenant has not)fied Landlord prior to or following commencement of such work as to its plans to use union or non-union carpentry labor, then Landlord shall have a period of thirty (30) days from receipt of such notice to exercise its enforcement rights under this Section 22.17, and shall be deemed to have waived such rights if not exercised within such thirty (30) days, unless Tenant informs Landlord of its intent to use union carpentry labor and then uses non-union carpentry labor, in which case Landlord's rights under this
Section 22.17 shall not be deemed waived. Any subleases of all or any portion of the Premises shall also contain the foregoing provision.

     Section 22.18. WAIVER OF TRIAL BY JURY. THE
PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION,
PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY
PARTY(IES) ON ANY MATTER ARISING OUT OF OR IN ANY
WAY CONNECTED Wll H I HIS LEASE OR THE
RELATIONSHIP OF 1lIE PARTES CREATED HEREUNDER.

     IN WITNESS WHEREOF, the parties hereby
execute this Lease Agreement on the day and year first written above.

     LANDLORD: LM CHELMSFORD ASSISTED LIVING LLC
               Leggatt McCall Retirement
Properties, LLC,
                                           its
Managing Member

                                           By:
/s/ John P. Sawyer, Jr.

-------------------------------
                                           Its:
President


     TENANT:        EMERITUS CORPORATION,
               a Washington corporation,
               f.k.a Assisted Living of America,
          Inc.

               By:  /s/ Raymond R. Brandstrom

--------------------------------------
                                           Its:
President













































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